Exhibit 99.1

American States Water Company Completes Public Offering of Common Shares

SAN DIMAS, Calif.--(BUSINESS WIRE)--May 20, 2009--American States Water Company (NYSE:AWR) announced today that it has completed an underwritten public offering of 1,150,000 shares of its Common Stock, including 150,000 shares issued upon exercise of an option granted to the underwriters to cover over-allotments, at a price per share of $31.00 to the public. The net proceeds from the offering were $34.2 million, after deductions of underwriting commissions and discounts. The Company intends to use the proceeds of the offering to repay short-term debt.

Janney Montgomery Scott LLC served as sole book-runner and lead manager for the offering. Edward D. Jones & Co., L.P. and Brean Murray, Carret & Co., LLC served as co-managers. Copies of the final prospectus supplement and the prospectus related to the offering can be obtained by contacting Janney Montgomery Scott LLC, 60 State Street, 35th Floor, Boston, MA 02109, Attention: Equity Syndicate Department or prospectus@jmsonline.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the shares that the company intends to sell has previously been filed with, and has been declared effective by, the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 254,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President - Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, extension 707